Appendix B

SECOND AMENDED FEE SCHEDULE -LITMAN

GREGORY FUNDS TRUST

April 29, 2024

Fee Rate
IMGP Global Select Fund	0.85 % of the Fund’s daily net assets up to $750 million
0.75% of the Fund’s daily net assets in excess of $750 million

IMGP International Fund	0.90% of the Fund’s daily net assets up to $1 billion
0.80% of the Fund’s daily net assets in excess of $1 billion

IMGP Alternative Strategies Fund	1.225% of the Fund’s daily net assets up to $2 billion
1.125% of the Fund’s daily net assets between $2 and $3 billion
1.075% of the Fund’s daily net assets between $3 and $4 billion
1.025% of the Fund’s daily net assets in in excess of $4 billion

IMGP High Income Fund	0.85% of the Fund’s daily net assets up to $1 billion
0.825% of the Fund’s daily net assets between $1 and $2 billion
0.80% of the Fund’s daily net assets between $2 and $3 billion
0.775% of the Fund’s daily net assets between $3 and $4 billion
0.75% of the Fund’s daily net assets in excess of $4 billion

IMGP Small Company Fund	0.80% of the daily net assets of the Fund

IMGP Oldfield International Value Fund	0.70% of the daily net assets of the Fund

iMGP Dolan McEniry Corporate Bond Fund	0.50% of the daily net assets of the Fund

LITMAN GREGORY FUNDS TRUST

on behalf of its series listed above

By:		By:
Name:	John M. Coughlan	Name:	John M. Coughlan
Title:	Treasurer	Title:	Chief Operating Officer